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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                              DIETRICH, G. WILLIAM
--------------------------------------------------------------------------------
       (Last)                       (First)                    (Middle)

                         535 SANCTUARY DRIVE, UNIT C606
--------------------------------------------------------------------------------
                                    (Street)

                             LONG BOAT KEY, FL 34228
--------------------------------------------------------------------------------
       (City)                       (State)                     (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                        FRESH BRANDS, INC. (NASDAQ: FRSH)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

                                January 28, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


================================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

====================================================================================================================================
                                     Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                        or Beneficially Owned
====================================================================================================================================
                                                                                           5.              6.
                                   2A.                     4.                              Amount of       Owner-
                                   Deemed                  Securities Acquired (A) or      Securities      ship
                      2.           Execution  3.           Disposed of (D)                 Beneficially    Form:      7.
                      Transaction  Date, if   Transaction  (Instr. 3, 4 and 5)             Owned Follow-   Direct     Nature of
                      Date         any        Code         ------------------------------- ing Reported    (D) or     Indirect
1.                    (Month/      (Month/    (Instr. 8)                   (A)             Transaction(s)  Indirect   Beneficial
Title of Security     Day/         Day/       ------------     Amount      or    Price     (Instr. 3       (I)        Ownership
(Instr. 3)            Year)        Year)       Code     V                  (D)             and 4)          (Instr.4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          1/28/03                  A               449         A     (1)        3,013            D
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).


Persons who respond to the collection of information contained in this form are not required to respond                       (Over)
unless the form displays a currently valid OMB control number.                                                       SEC 1474 (9-02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                                                                                      10.
                                                                                                            9.        Owner-
                                                                                                            Number    ship
                                                                                                            of Deriv- Form
             2.                                                                                             ative     of
             Conver-                            5.                                7.                        Secur-    Deriv-  11.
             sion                               Number of                         Title and Amount          ities     ative   Nature
             or               3A.               Derivative    6.                  of Underlying     8.      Benefi-   Secur-  of
             Exer-            Deemed   4.       Securities    Date                Securities        Price   cially    ity:    In-
             cise     3.      Execu-   Trans-   Acquired (A)  Exercisable and     (Instr. 3 and 4)  of      Owned     Direct  direct
             Price    Trans-  tion     action   or Disposed   Expiration Date     ----------------  Deriv-  Following (D) or  Bene-
1.           of       action  Date,    Code     of(D)         (Month/Day/Year)             Amount   ative   Reported  In-     ficial
Title of     Deriv-   Date    if any   (Instr.  (Instr. 3,    -----------------            or       Secur-  Trans-    direct  Owner-
Derivative   ative    (Month/ (Month/  8)       4 and 5)      Date      Expira-            Number   ity     action(s) (I)     ship
Security     Secur-   Day/    Day/     ------   ------------  Exer-     tion               of       (Instr  (Instr    (Instr  (Instr
(Instr. 3)   ity      Year)   Year)    Code V    (A)   (D)    cisable   Date       Title   Shares   5)      4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Options (2)  $14.25                                            6/4/01    6/4/11      *     5,000            5,000       D
------------------------------------------------------------------------------------------------------------------------------------
Options (2)  $18.85                                           12/29/01  12/29/11     *     5,000            5,000       D
------------------------------------------------------------------------------------------------------------------------------------
Options (2)  $15.03                                           12/28/02  12/28/12     *     5,000            5,000       D
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
Explanation of Responses:

* Common Stock

(1)  Payment of annual stock grant to non-employee directors.
(2)  Options granted pursuant to the 2001 Nonemployee Director Nonqualified Stock Option Plan.


                                                                                  G. WILLIAM DIETRICH
**  Intentional misstatements or omissions of facts constitute Federal
    Criminal Violations.                                                          /s/ Ralph J. Gundrum                     01/30/03
                                                                                  -------------------------------------   ----------
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                     ** Signature of Reporting Person           Date
                                                                                  By Ralph J. Gundrum, attorney-in-fact
Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2